Exhibit 99.1

ABIOMED, INC. CLOSES PUBLIC OFFERING OF COMMON STOCK

DANVERS, Mass. (August 22, 2008)—Abiomed, Inc. (NASDAQ: ABMD) today announced the completion of the public offering of 2,419,932 shares of its common stock at $17.3788 per share. The net proceeds to Abiomed from the offering were approximately $41.7 million, after deducting the underwriting discount and estimated offering expenses.

Morgan Stanley & Co. Incorporated was the sole underwriter for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. The offering of shares of common stock may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained upon request to Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention Prospectus Department or by e-mail at prospectus@morganstanley.com.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release concerning the expected public offering are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially. Such factors that could cause actual results to differ materially from any forward-looking statements made by Abiomed include, among others, the risk that our offering expenses will be higher than we estimate and the risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and most recently filed quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Contact:

Abiomed, Inc.

Daniel J. Sutherby

Chief Financial Officer

978-777-5410

ir@abiomed.com